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                                                                     EXHIBIT 3.3

                           CERTIFICATE OF AMENDMENT OF
                         CERTIFICATE OF INCORPORATION OF
                                 URS CORPORATION

         URS CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

         FIRST: The name of the Corporation is URS CORPORATION.

         SECOND: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is February 13, 1976.

         THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Certificate of Incorporation as follows:

                           The first paragraph of Article IV of the Corporation's Certificate of Incorporation shall be amended and restated to read in its entirety as follows:

                                      "IV.

                  "The total number of shares of all classes of stock which the Corporation has the authority to issue is Fifty Three Million (53,000,000) shares, consisting of two classes to be designated respectively "common" and "preferred." The number of common shares authorized is Fifty Million (50,000,000) shares, $0.01 par value per share. The number of preferred shares authorized is Three Million (3,000,000) shares, $0.01 par value per share."

         FOURTH: Thereafter pursuant to a resolution of the Board of Directors, such amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, URS Corporation has caused this Certificate of Amendment of Certificate of Incorporation to be signed by its Executive Vice President, Chief Financial Officer and Secretary and attested to by its Assistant Secretary this 18th day of October, 1999.

                           URS CORPORATION

                              By:/s/ Kent P. Ainsworth
                                 -------------------------------------------
                                 Kent P. Ainsworth, Executive Vice President,
                                 Chief Financial Officer and Secretary

                              ATTEST:

                              By:/s/ Carol Brummerstedt
                                 --------------------------------------------
                                 Carol Brummerstedt, Assistant Secretary